Exhibit 99.1


NEWS

For Release     Immediate


Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Scott Galovic, Investor Relations 317.817.3228



       Zimpfer named Executive Vice President, General Counsel of Conseco

Carmel, Ind., June 11, 2008: Conseco, Inc. (NYSE:CNO) announced that Matthew J. Zimpfer has been appointed executive vice president and general counsel of Conseco. Zimpfer, who had been serving as the interim general counsel, will report to CEO Jim Prieur.

"Matt has extensive experience in the insurance industry in litigation, legal counsel, compliance and operations," Prieur said. "He is a proven leader and his breadth of knowledge from working with all of Conseco's business functions during his ten-year career with the firm is an invaluable asset to our management team."

Prior to joining Conseco, Zimpfer was a managing partner at Zimpfer Klineman & Wright, in-house counsel at Progressive Insurance Company, and a law clerk and associate at White & Raub, all in Indianapolis, Indiana. He earned a Bachelor of Arts degree in history and political science from Butler University, and a J.D. degree from Indiana University. Mr. Zimpfer is a member of the Indiana State Bar Association.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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